SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

July 9, 2014

Date of Report (Date of Earliest Event Reported)

Primco Management, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-54930	27-3696297
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2211 Elliott Ave., Suite 200
Seattle, WA	98121
(Address of principal executive offices)	(Zip Code)

(206) 455-2940

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 9, 2014, the company entered into an exclusive joint venture agreement with Wine Enterprises, Inc. f/s/o its exclusive recording artists Enzo Weinberg p/k/a Hefe Wine and Amethyst Kelly p/k/a Iggy Azalea (collectively “Artists”).  Under this agreement, the company engages the artists to render such services as it may reasonably require in the recording of masters and the production of records.  The term of the agreement is one year, and can be extended at the company’s option for five consecutive one year renewal periods.  These option periods are exercised automatically unless the company gives written notice to the Artists within 30 days prior to the date that the contract period would otherwise expire.

During the course of the agreement, the Artists will deliver the Iggy Azalea EP entitled Inizio and the Hefe Wine LP entitled Rich Man Disease to the company.  The artists agree to record sufficient masters to comprise a minimum of one long-playing phonograph record album (LP) and one extended play (EP) per contract period.  The company has the right to have a representative attend each recording session.  Each LP and EP shall comprise no less than 10 masters nor more than 12 masters.  Should an Artist fail to appear at any scheduled recording session without giving sufficient notice, the company has the right to charge the offending Artist any out-of-pocket expenses with respect to the session against the Artist’s royalties if and when earned.  The company agrees to commercially release each album to Canada, the EU and Japan within 12 months of delivery, or Wine Enterprises shall have the right to find a licensee to release the album in the unexploited territory.

The company agrees to advance Wine Enterprises $25,000 upon the execution of this agreement.  All recording costs or advances paid or payable by the company qualifies as an expense, and is fully recoupable by the company.  The company will not exceed $150,000 in expenses without the written consent of Artist.

The company agrees to split its net profits with Wine Enterprise 50/50.  This agreement represents all Artists controlled by Wine Enterprises.  Prior to splitting its net profits, the company agrees to pay royalties to the Artists for each unit sold, consisting of 13.5% of the suggested list retail price of records sold and not returned.  This rate increases by 1% each LP Option and increases by 1% once an LP achieves sales of 250,000 units.  In addition, the company will pay the Artist 50% of the net receipts it receives from the licensing of masters for film, TV, commercials, or any other form of exploitation not otherwise covered.  Royalties will be sent to Artists quarterly.

All masters created pursuant to these agreements are owned by the Artist and are perpetually licensed to the company at a royalty per selection equal to 75% of the mechanical statutory per selection rate effective on the date of initial US commercial release.  This rate shall increase to 85% at unit sales of 500,000 and to 100% at unit sales of 1,000,000.  This rate is fixed at 75% of the minimum statutory mechanical royalty rate with respect to foreign sales.  This amount cannot exceed two times, five times, and 11 times the per selection rate for single, EPs and LPs, respectively.

Subject to the cure period, the company reserves the right to suspend its obligation for the duration of the following contingencies if by reason of such contingencies it is materially hampered in the recording, manufacture, distribution or sale of records, or its normal business operations become commercially impractical: labor disagreements, fire, catastrophe, shortage of materials or any cause beyond the company’s control (though not to exceed 9 months).  In the event of a material default or breach, the damage party shall give the alleged breaching party written notice.  The alleged breaching party shall then have 60 days to cure such breach before being declared to be in breach or default.

Item 9.01 – Exhibits

Exhibit 10.1: Exclusive joint venture agreement between ESMG, Inc./ Top Sail Productions and Wine Enterprises,

        Inc., signed July 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primco Management Inc..

By:	/s/ David Michery
David Michery Chief Executive Officer

Dated:  July 24, 2014